EXHIBIT 21

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                          SUBSIDIARIES OF THE REGISTRANT


                                                                        State or Jurisdiction
               Subsidiary                                                  of Incorporation

1.     Florida Power & Light Company (100%-Owned)                       Florida

2.     FPL Group Capital Inc (100%-Owned)                               Florida

3.     Bay Loan and Investment Bank(1)                                  Rhode Island

4.     Palms Insurance Company, Limited(1)                              Cayman Islands

5.     Palmetto Insurance Company Limited(2)                            Cayman Islands
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(1)    100%-owned subsidiary of FPL Group Capital Inc
(2)    100%-owned subsidiary of Palms Insurance Company, Limited